PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288502

Quantum Computing Inc.

14,035,089 Shares of Common Stock

This prospectus relates to the offering and resale by the Selling Stockholder identified herein of up to 14,035,089 shares of common stock, $0.0001 par value (“Common Stock”) of Quantum Computing Inc. (the “Company”), which consists of 14,035,089 shares of Common Stock (the “Placement Shares”) issued to the investors (the “Selling Stockholders”) of the Placement (as defined herein), pursuant to those certain Purchase Agreements (as defined herein), dated June 22, 2025.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 12 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “QUBT.” On July 11, 2025, the closing price as reported on the Nasdaq was $17.43 per share.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2025.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes incorporated by reference herein. Our fiscal year end is December 31 and our fiscal years ended December 31, 2023 and 2024 are sometimes referred to herein as fiscal years 2023 and 2024, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company,” “our Company,” “QCi” and “QUBT,” refer to Quantum Computing Inc., a Delaware corporation, and unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

The High-Performance Computing Landscape

There is a large and growing demand for ever-increasing computational performance in information processing and data storage. The recent emergence of artificial intelligence, large language models, and machine learning algorithms has added to the need for efficient processing of vast volumes of data. Classical computers that use silicon microprocessors are understood to have performance limitations in solving certain classes of computational problems, in particular, optimization problems. Solving large optimization problems requires complex calculations that cannot currently be performed in a reasonable amount of time using classical computing systems for problem sizes relevant to many industrial and real-world applications.

There is a growing belief among computer science experts that quantum computing, which uses quantum mechanics to solve problems faster than traditional computers, may offer a potential solution to the hard limits now being approached by classical computers. In addition to new computational methodologies using quantum mechanics, there is a corresponding emergence of new materials in microprocessors that may be able to overcome some of the limitations of the silicon based processors used in classical computers. One promising area is in the use of photonics, which uses particles of light for computation. We believe that these emerging approaches will create an opportunity for new materials and methods that can meet the growing demand for scalable performance and power efficiency. While it is difficult to determine the date that quantum computers will begin to have practical relevance, we believe that quantum computers with gradually increasing performance will be introduced by multiple vendors over the next five years.

The Company

Quantum Computing Inc. is an American company utilizing integrated photonics and non-linear quantum optics to develop and deliver machines for quantum computing, reservoir computing, and remote sensing, imaging and cybersecurity applications. Our vision is to lead the revolution in photonics and quantum computing with scalable, accessible, and affordable solutions for real-world problems. QCi’s products are designed to operate at room temperature and at very low power levels compared to other quantum systems currently available in the market, such as superconducting, ion-trap, or annealing architectures. Our acquisition of QPhoton, Inc. (the “QPhoton Merger”) in June 2022, enabled us to offer the aforementioned products, integrated with the Company’s software platform, Qatalyst, that existed before the QPhoton Merger.

QCi’s proprietary core technology rests in our ability to condition, manipulate, and measure single photons (particles of light). Specifically, our integrated photonics approach exploits the non-linear capabilities of photons (our “Core Photonics Technology”). Our Entropy Quantum Computer (“EQC”) is a quantum application of our Core Photonics Technology, designed to solve complex optimization problems. EQC is based on a patent-pending methodology that utilizes the energy in the environment to drive controlled feedback through energy loss in a photonic circuit architecture. The EQC’s use of the environment as an integral part of the system is in sharp contrast to competing quantum approaches, including the aforementioned superconducting, trapped-ion, and annealing architectures, which seek to establish stable quantum states by the complete elimination of environmental effects. As a result, the EQC consumes less power than these competing methods and operates at room temperature making it compatible with an ordinary server room environment. We anticipate that our EQC will enable us to develop and produce multiple generations of quantum machines with increasing computational power, scalability, and speed.

Our longer-term product development plan is to migrate product designs based on discrete components, including EQC’s current design, to a set of optical integrated circuits built on wafers using a crystalline material called lithium niobate (“Thin Film Lithium Niobate” or “TFLN”). The Company believes that TFLN is an excellent material for optical integrated circuit design, given its advantageous optical properties (linear, non-linear and electro-optic) and its compatibility with silicon-based semiconductor fabrication methods. In March of 2025, the Company substantially completed the buildout of a state-of-the-art TFLN chip manufacturing facility in a leased space within Arizona State University’s Research Park in Tempe, Arizona (the “AZ Chips Facility”).

In addition to our EQC technology, we have leveraged QCi’s core photonics technology to demonstrate powerful quantum sensing use cases in LIDAR (light detection and ranging) (a technology that uses pulsed laser light to measure distances to objects by calculating the time it takes for the reflected light to return), reservoir computing (a form of neural network that can be used in machine learning applications and quantum cyber authentication (a method for highly secure communication within a network). Several of these technologies are in the early stages of commercialization and several are available to customers through our research & development offerings.

Our Strategy

QCi’s strategy is to provide a range of accessible and affordable quantum machines to commercial and government markets, supported by professional services through our “Quantum Solutions” offering. Our proprietary technology is central to our strategy because we believe that it enables us to leverage the advantages of size, weight, power, and cost over competing cryogenic computing products. We further differentiate ourselves in the market by offering, in addition to cloud-based access to our quantum computers, on-premises installation of our EQC product, which is rack-mountable and compatible with standard server room infrastructure and requires no special cooling, shielding, or power considerations.

Further, our EQC development plan to gradually replace discrete optical components with photonic integrated circuits will provide us the ability to fabricate and sell a range of custom lithium niobate chips for use in our own product lines as well as TFLN Optical Chips, as defined below, for sale into existing commercial markets for optical devices.

Market Opportunity

The Company believes that quantum solutions have the potential to bring significant and increasing advances in the fields of medicine, engineering, autonomous vehicles, energy management, and cybersecurity and that the demand for quantum computing in these market sectors will likely outpace and outperform the general-purpose universal computing market in the near- to mid-term and into the foreseeable future. We believe that our core photonics technology applications offer practical, cost-effective solutions that can materially advance the adoption of quantum machines across several market segments including:

1.	Quantum computing, including quantum optimization computing

2.	Reservoir computing, including edge hardware devices

3.	Remote sensing and imaging, including LiDAR and quantum photonic vibrometry

4.	Cybersecurity, including authentication

While the current quantum computing market comprises a fraction of the broader high-performance computing market, we anticipate that quantum computers will unlock new applications that are unlikely to be addressable by existing high-performance computers comprised of leveraging classical processing units. Estimates of the size of the global high-performance computing industry vary, but according to Grand View Research, the high-performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027, see Grand View Research - High Performance Computing Market Size Worth $53.6 Billion By 2027, https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020 and is projected to reach $18.3 billion by 2030, growing at a compound annual growth rate of 29.7% from 2021 to 2030, according to a published report on the enterprise quantum computing market at https://www.alliedmarketresearch.com/enterprise-quantum-computing-market (Information contained on, or that can be accessed through, these websites is not incorporated by reference in this Annual Report, and you should not consider information on these websites to be part of this Annual Report).

As an early participant in this rapidly growing market, we believe we are well-positioned to capture a meaningful amount of this growth. We also believe that there is further potential upside from quantum computing and technology more broadly opening new markets not included in traditional high-performance computing market size estimates.

Additionally, we believe that our foundry services offering will address the growing TFLN market and photonic integrated circuit markets. A recent Market Research Reports: Document ID: LPI08232779; Published August 8, 2023 “Thin Film Lithium Niobate Market Forecast 2023 - 2029,” indicates a significant potential market growth for TFLN devices. The study covers use applications and segments that forecast the global TFLN electro-optical modulator market, valued at $190.4 million in 2022, to grow an estimated $1,931.3 million by 2029 - a compound annual growth rate of 39 percent. The report further describes how such increase in demand is expected to be principally driven by the material advantages described above. Specifically, TFLN electro-optical modulators have the advantages of large bandwidth, low power consumption, and small size. Further, Mordor Intelligence published a market report, “Photonic Integrated Circuit Market Size & Share Analysis - Growth Trends & Forecasts (2024 - 2029)” forecasts that the photonic integrated circuit (PIC) market, currently valued at $15.1 billion, will grow at a compound annual growth rate of 20.5% to $38.4 billion in 2029. We believe that this suggests significant potential demand for QCi’s products and services.

Products and Products in Development

The Company believes it is well-positioned in the marketplace due to its Core Photonics Technology in integrated photonics that allows QCi to offer a suite of quantum machines to the market today with a robust technology roadmap for the future. The QPhoton Merger substantially broadened the Company’s technology portfolio and enabled us to develop a group of closely related products to EQC, based on our underlying Core Photonics Technology.

TFLN Optical Chips

We believe that TFLN optical integrated circuits (“TFLN Optical Chips”) will ultimately provide the greatest scalability and performance advantages for quantum information processing, sensing, and imaging applications. While the Company is developing proprietary chip designs to for TFLN Optical Chips for exclusive use in our products for the aforementioned applications, the Company’s foundry services offering at our AZ Chips Facility will make available a range of custom TFLN chips (custom single photon detectors) for sale into existing commercial markets, including optical devices such as electro-optical modulators, periodically poled devices for frequency conversion and micro ring resonator cavities.

Entropy Quantum Computer

QCi launched a new EQC device during the first quarter of 2024 (Dirac-3) and plans to release a series of additional EQC products in the coming years that build and expand upon the same analog architecture. This planned evolution of technology and product enhancements will involve improving the size and capacity of the EQC machines, as well as speed, scalability, and performance fidelity. The EQC is available both as a cloud-based subscription service, similar to other quantum machines, as well as an affordable on-premises solution.

EQC is a full-stack system, incorporating QCi’s custom user interface software Qatalyst, which allows users to avoid the complexity of software development kits (“SDKs”) at the circuit level and has evolved from QCi’s primary SaaS offering to the software that powers our offerings. Operating on EQC, Qatalyst enables developers to create and execute quantum-ready applications using application programming interfaces. Users can then use these same interfaces on conventional computers to achieve optimization performance advantages using our cloud-based solution.

Reservoir Computer

Launched in June 2023, QCi’s first reservoir computing product is an edge device that used an integrated circuit that can be reprogrammed after manufacturing and optimized for recurrent neural network applications. An “edge device” allows the user to process, measure, and analyze data locally (at the user’s device) as opposed to over a network where data must be sent over the internet or through some cloud service. QCi’s Reservoir Computer (“RC”) is a standalone device that can be plugged into a local computer or server without having to connect over the internet. We believe that the RC’s hardware-based approach to reservoir computing has advantages over more traditional software approaches, including significantly faster processing speeds, 80% - 95% less energy consumption, portability (size of power bank), affordability, and requiring significantly shorter training time. Our benchmarking analyses further show that the RC is capable of delivering superior performance in time-dependent tasks, such as chaotic time series prediction, unstructured financial model prediction, natural language processing, and weather forecasting. To date, the market for reservoir computing has been limited due to computing cost and technical implementation complexities, which we designed the RC to address. We anticipate that future generations of the RC will introduce greater speed of performance and scalability, which will enable the RC to participate in large language model training and other applications. While technology challenges remain in scaling this technology, this is one of our focus areas to gain a significant share in the artificial intelligence / machine learning hardware market.

LiDAR and Quantum Photonic Vibrometer

QCi’s LiDAR uses patented methodologies that leverage the selective use of spatial-temporal modes to maximize the signal-to-noise ratio of weak information signals in a high-noise background. This technology allows QCi machines to see through dense fog and provide image fidelity at great distances with very high resolution in difficult environments such as snow, ice, and water. The practical benefits on payload and signal-to-noise enhancement can be used to produce LiDAR machines that are greatly enhanced in their ability to measure at improved resolution and distances from aircraft, drones, and even satellites.

Launched July 2023, QCi’s Quantum Photonic Vibrometer is a proprietary, powerful instrument for remote vibration detection, sensing, and inspection. We believe that this device offers significant advancements in sensitivity, speed, and resolution, capable of discerning for the first time, highly obscured and non-line-of-sight objects. The Quantum Photonic Vibrometer measures the vibration frequency of a remote target by utilizing fast-gated single photon counting to directly detect returning photons whose wavefunctions are dynamically modulated as they are reflected off the target. By counting photons at a megahertz rate, important properties such as material composition and mechanical integrity can be determined within seconds and, depending on detection distance, with microwatt to milliwatt optical power. Working at an eye-safe wavelength, the system can accurately characterize the vibration spectra of solid or liquid targets with vibration amplitude as small as 100 nanometers.

Quantum Networks and Quantum Authentication

QCi has developed a prototype system to address one of the major challenges in cybersecurity, the authentication of users on a network, which is currently facilitated by the distribution of “private keys” by a trusted third party. This approach is inherently insecure as keys are bundled and travel with the encrypted data, making it susceptible to harvest-and-decrypt-later vulnerability. QCi has developed a quantum authentication technology and methodology that eliminates the need for trust in third-party involvement in key distribution. Our approach uses a combination of a high-powered laser, and a patented detection methodology deeply rooted in the fundamental principles of quantum mechanics, resulting in what we believe will be an unbreakable basis for private network communication.

Competition

The quantum computing industry is highly competitive and rapidly evolving and will likely remain so for the foreseeable future. As this industry continues to grow and mature, we expect a continued influx of new competitors, products, hardware advances, and concepts to emerge that can dramatically transform the industry and our business. Due to the high price point of quantum computing hardware today, novel business models may emerge to adapt to customer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive. We perform a broad range of research and development efforts to identify and position for the changing demands of future customers and users, industry trends, and competitive forces.

According to research conducted by The Quantum Insider, there are over 700 companies and approximately 400 university academic groups working in various aspects of quantum technology, with approximately 400 of these having a pure-play focus on quantum computing.

These entities range in size from diversified global companies with significant research and development resources such as IBM, Google, Intel, Microsoft, Quantinuum (formerly Honeywell) and Amazon to recent market entrants such as D-Wave Quantum, Rigetti Computing, IonQ, PsiQuantum, Xanadu and Infleqtion (formerly ColdQuanta), as well as smaller privately funded development stage companies whose narrower product focuses may allow them to be more effective in deploying resources towards a specific industry demand. In addition, we face competition from large research organizations funded by sovereign nations such as China, Russia, Canada, Australia, and the United Kingdom, as well as the European Union, and we believe that additional countries will invest in quantum computing in the future. We will continue to face competition from the existing high-performance computing industry using classical (non-quantum) computers.

We believe that competition in this market segment will intensify. Many of our competitors may have longer operating histories, significantly greater financial, technical, product development, and marketing resources, and greater name recognition than we do. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services.

Intellectual Property

Our intellectual property consists of patents, trademarks, and trade secrets. Our trade secrets consist of product formulas, research and development, and unpatentable know-how, all of which we seek to protect, in part, by confidentiality agreements. To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. Federal trademark law protects our registered trademarks. We also rely on the protection of laws regarding unregistered copyrights for certain content we create and trade secret laws to protect our proprietary technology. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers, employees, consultants and directors.

Recent Developments

On June 22, 2025, the Company entered into securities purchase agreements (the “Purchase Agreements”) pursuant to which the Company agreed to issue to the Selling Stockholders, in a private placement (the “Placement”), an aggregate of 14,035,089 shares (the “Placement Shares”) of the Common Stock, at a purchase price of $14.25 per share. The closing of the Placement occurred on June 24, 2025. The Placement resulted in gross proceeds of approximately $200 million before deducting placement agent commissions and other offering expenses.

The issuance of the Placement Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Placement Shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder for transactions not involving a public offering. The Company is required to file a registration statement providing for the resale of the Placement Shares by July 9, 2025. The registration statement, of which this prospectus forms a part of, is being filed pursuant to the Purchase Agreements.

Pursuant to the Purchase Agreements and the Placement Agency Agreement (as defined below), the Company has agreed not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or file any registration statement or any amendment or supplement thereto, for a period of 75 days after the closing date of the Placement, subject to certain customary exceptions, without the consent of the Placement Agent.

The Company also entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”), dated June 22, 2025, pursuant to which the Placement Agent acted as the exclusive placement agent for the Company in connection with the Placement. The Company paid the Placement Agent a cash fee based on the total size of the Placement according to a formula set forth in the Placement Agency Agreement. In addition, the Company agreed to reimburse the Placement Agent for up to $100,000 of its fees and expenses in connection with the Placement.

In connection with the Placement, pursuant to lock-up agreements, the Company’s directors and executive officers agreed for a period of 60 days after the closing date of the Placement, subject to certain exceptions, not to directly or indirectly offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of Common Stock or securities convertible, exchangeable or exercisable into Common Stock, that they beneficially own, hold, or thereafter acquire, or make any demand for or exercise any right or cause to be filed a registration, including any amendments thereto, with respect to the registration of any Common Stock or Common Stock equivalents or publicly disclose the intention to do any of the foregoing.

Corporate Information

Our executive offices are located at 5 Marine View Plaza, Suite 214, Hoboken, NJ 07030, and our telephone number is (703) 436-2121. Our corporate website is www.quantumcomputinginc.com. Information appearing on our website is not part of this prospectus.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 14,035,089 shares of Common Stock by the Selling Stockholders.

Common Stock offered by the Selling Stockholders:	14,035,089 shares of Common Stock.

Common Stock outstanding prior to this offering (1)	157,911,321 shares of Common Stock (inclusive of the Placement Shares)

Use of proceeds	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Stockholders.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our securities.

Trading symbol	Our Common Stock is currently quoted on the Nasdaq Capital Market under the trading symbol “QUBT”.

(1)	The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 157,911,321 shares outstanding as of June 30, 2025, and excludes:

●	6,858,268 shares of our Common Stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $3.12 per share; and

●	2,445,481 shares of our Common Stock issuable upon exercise of warrants outstanding, at a weighted average exercise price of $3.42 per share.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. We have also identified a number of these factors under the heading “Risk Factors” in our periodic reports we file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), which section is incorporated by reference herein. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to This Offering

The Selling Stockholders may sell their shares of Common Stock in the open market, which may cause our stock price to decline.

The Selling Stockholders may sell their shares of Common Stock being registered in this offering in the public market. That means that up to 14,035,089 shares of Common Stock, the number of shares being registered in this offering for sale by the Selling Stockholders, may be sold in the public market. Such sales will likely cause our stock price to decline.

Sale of our Common Stock by the Selling Stockholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our Common stock caused by the sale of material amounts of Common Stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer these shares for resale from time to time. Except for the investment in the Common Stock being registered hereunder, and, in the case of certain investors, their investment in (i) registered direct offerings that closed on November 18, 2024 and December 12, 2024 (together, the “2024 RDOs”), and (i) private placements that closed on December 12, 2024 (the “December 2024 PIPE”) and January 7, 2025 (the “January 2025 PIPE”), the Selling Stockholders have not had any material relationship with us within the past three years. The shares of Common Stock issued in the 2024 RDOs, the December 2024 PIPE, and the January 2025 PIPE were registered separately.

We have entered into the Purchase Agreements with the Selling Stockholders whereby we have agreed to file a registration statement for the registration of the shares of Common Stock issued pursuant to the Purchase Agreements. Pursuant to the terms of the Purchase Agreements, the Company has agreed to file a registration statement by July 9, 2025. The registration statement, of which this prospectus forms a part of, is being filed pursuant to the Purchase Agreements. For additional information regarding the issuances of those shares of Common Stock, see “Recent Developments” under “Prospectus Summary” above.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of Common Stock, as of the date hereof. Unless otherwise noted, all shares owned by the Selling Stockholders was acquired in the Placement. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)
Jane Street Global Trading, LLC (2)	5,621,763	4,678,363	943,400
Citadel CEMF Investments Ltd. (3)	4,241,089	2,339,181	1,901,908
Anson Funds Management LP and its affiliated entities (4)	4,678,363	4,678,363	0
Polar Multi-Strategy Master Fund and its affiliated entities (5)	1,559,300	1,559,300	0
Transcend Partners, LLC (6)	779,882	779,882	0
Total		14,035,089	0

(1)	Assumes that the Selling Stockholders sell all of the Common Stock offered pursuant to this prospectus.

(2)	Includes 4,678,363 shares of Common Stock issued in the Placement. Based on information provided by Jane Street Global Trading, LLC (“Jane Street”), Jane Street is a wholly owned subsidiary of Jane Street Group, LLC (“Jane Street Group”). Turner Batty and Matthew Berger are the members of Jane Street Group’s Management Committee who exercise dispositive power over the shares. The business address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281.
(3)	Includes 2,339,181 shares of Common Stock issued in the Placement. Based on information provided by Citadel CEMF Investments Ltd. (“Citadel”), Citadel Advisors LLC is the portfolio manager of Citadel. Citadel Advisors Holdings LP (“CAH”), is the sole member of Citadel Advisors LLC. Citadel GP LLC, (“CGP”), is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares held by Citadel. This disclosure is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of these shares of Common Stock other than the securities actually owned by such person (if any). The address of Citadel is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.
(4)	Number of Shares of Common Stock Owned Prior to Offering consists of 3,181,286 shares of Common Stock held by Anson Investments Master Fund LP (“Anson Master”), 888,890 shares of Common Stock held by Anson East Master Fund LP (“Anson East”) and 608,187 shares of Common Stock held by Anson Opportunities Master Fund LP (together with Anson Master and Anson East, the “Anson Funds”). Based on the information provided by the Anson Funds, Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of each of the Anson Funds, hold voting and dispositive power over the shares of Common Stock held by each of the Anson Funds. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of each of the Anson Funds is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(5)	Number of Shares of Common Stock Owned Prior to Offering consists of 286,300 shares of Common Stock held by Polar Long/Short Master Fund (“Polar Long/Short”) and 1,273,000 shares of Common Stock held by Polar Multi-Strategy Master Fund (together with Polar Long/Short, the “Polar Funds”). Based on information provided by the Polar Funds, the Polar Funds are under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to each of the Polar Funds and has control and discretion over the shares held by each of the Polar Funds. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Funds. The ultimate natural person who has voting and dispositive power over the shares held by the Polar Funds is Paul Sabourin, Chief Investment Officer of PAMPI. PAMPI and Paul Sabourin disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The principal business address of each of the Polar Funds is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.
(6)	Based on information provided by Transcend Partners, LLC (“Transcend”), Malcolm Fairbairn, the Chief Investment Officer of Transcend, has discretionary authority to vote and dispose of the shares held by Transcend and may be deemed to be the beneficial owner of these shares held by Transcend. The principal business address of Transcend is 3972 Happy Valley Road, Lafayette, CA 94549.

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales that are not in violation of Regulation SHO;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The consolidated financial statements of Quantum Computing Inc. and subsidiaries as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated in this prospectus by references to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this Prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this Prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 20, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 8, 2025, March 26, 2025, April 4, 2025, April 16, 2025, May 8, 2025, June 20, 2025, and June 25, 2025; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this Prospectus and will become a part of this Prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

The information about us contained in this Prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Quantum Computing Inc., 5 Marine View Plaza, Suite 214, Hoboken, NJ 07030, (703) 436-2161.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

14,035,089 Shares of Common Stock

Quantum Computing Inc.

PROSPECTUS

July 14, 2025